UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

IMS HEALTH INCORPORATED

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These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2009, by and among IMS Health Incorporated (the “Company”), Healthcare Technology Holdings, Inc., a Delaware corporation (“Parent”), and Healthcare Technology Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Healthcare Technology Holdings, Inc. (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into the Company.

As previously disclosed on pages 74 and 75 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on December 29, 2009 (the “Definitive Proxy Statement”), two putative stockholder class action lawsuits were filed in connection with the Merger in the Superior Court of Connecticut, Judicial District of Stamford-Norwalk. On November 6, 2009, a putative stockholder class action, styled Trust for the Benefit of Sylvia B. Piven v. IMS Health Incorporated, et al., CV09-5013110-S, was filed in the Superior Court of Connecticut against the Company, the members of its board of directors, TPG Capital, L.P. (“TPG”) and the Canada Pension Plan Investment Board (“CPPIB”), asserting the directors breached their fiduciary duties, and asserting that the Company, TPG and CPPIB aided and abetted those alleged breaches of duty. On November 10, 2009, a putative stockholder class action, styled John Felhaber v. David R. Carlucci, et al., CV09-5013139-S, was filed in the Superior Court of Connecticut, against the Company, its directors, TPG, Parent and Merger Sub, also asserting claims for breaches of fiduciary duties and aiding and abetting such breaches. On December 8, 2009, plaintiff Felhaber filed an amended complaint asserting, among other things, that the Company’s directors had breached their duty of disclosure in the Preliminary Proxy Statement on Schedule 14A filed with the SEC by the Company on November 25, 2009. On December 18, 2009, the Company director defendants filed motions to dismiss for failure to properly effect service, and on December 21, 2009 the Company filed motions to strike, the Piven complaint and the Felhaber amended complaint filed in the Superior Court of Connecticut. On January 5, 2010, plaintiff Felhaber filed an application for temporary injunction seeking, among other things, disclosure-based relief in advance of the February 8, 2010 Special Meeting of the Company’s stockholders, and on January 11, 2010, the Company and its directors filed an objection to the application. During a January 13, 2010 hearing before the Superior Court of Connecticut, the Company director defendants withdrew their motions to dismiss.

On January 27, 2010, we entered into a memorandum of understanding with the plaintiffs regarding the settlement of the two putative stockholder class action lawsuits filed in the Superior Court of Connecticut, Judicial District of Stamford-Norwalk.

The Company believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the putative stockholder class actions delaying or adversely affecting the Merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Superior Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Superior Court for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose. The Company or its successor shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Superior Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Superior Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of certain outstanding stockholder suits as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Background of the Merger

The following disclosure supplements the discussion at page 30 of the Definitive Proxy Statement concerning the parties that expressed an interest in acquiring the Company following the story published by the online edition of The Wall Street Journal.

All 18 of the parties that called to express an interest in acquiring the Company after the publication of the story in the online edition of The Wall Street Journal were subsequently contacted by representatives of Foros, at the direction of the independent directors, along with representatives of Deutsche Bank.

The following disclosure supplements the discussion at page 30 of the Definitive Proxy Statement concerning the retention of Deutsche Bank.

In selecting Deutsche Bank as the financial advisor to the board of directors, the board of directors considered, among other factors, Deutsche Bank’s qualifications, expertise, reputation, experience in investment banking and mergers and acquisitions, and familiarity with the Company and its business.

The following disclosure supplements the discussion at page 31 of the Definitive Proxy Statement concerning the retention of Foros.

Foros was engaged as financial advisor to the transaction committee because of, among other factors, Foros’s qualifications, expertise, experience in investment banking and mergers and acquisitions, and familiarity with the Company and its business.

The following disclosure supplements the discussion at page 31 of the Definitive Proxy Statement concerning the potential strategic acquirors and private equity firms.

The seven potential strategic acquirors contacted by representatives of Foros along with representatives of Deutsche Bank were identified based on such parties’ possible strategic interest in the Company’s business, and the 17 additional private equity firms were identified based on such firms’ experience in similar transactions. A form of confidentiality agreement prepared by representatives of Sullivan & Cromwell was sent to 14 parties based on the responses received from such parties.

The following disclosure supplements the discussion at page 31 of the Definitive Proxy Statement concerning the outreach to potential transaction partners and how to bring a potential strategic transaction partner into the process.

The transaction committee discussed a desire for, and efforts to bring, one or more strategic bidders into the process. On October 27, 2009, it was noted that three potential strategic partners indicated that they were not interested in a potential transaction but that one strategic partner had been included in the Bidder E consortium. The transaction committee’s advisors indicated that negotiating, entering into and consummating a transaction with Bidder E would be more difficult because of competitive and regulatory concerns. On October 30, 2009, after the private equity firms in Bidder E had received non-public information but before any non-public information was shared with the strategic acquiror forming a part of Bidder E, the transaction committee was informed that Bidder E had dropped out of the process.

During the “go-shop” process following the execution of the merger agreement, representatives of Foros again solicited interest from, among other parties, three potential strategic acquirors who had earlier indicated that they were not interested in a potential transaction and the private equity firms forming a part of Bidder E. None of the entities solicited during the “go-shop” process expressed an interest in a potential transaction with the Company. The transaction committee did not draw any specific conclusions regarding the attempts to involve a potential strategic acquiror in the process of reviewing the Company’s strategic alternatives.

The following disclosure supplements the discussion at page 32 of the Definitive Proxy Statement concerning the discussions regarding the October 23 proposal from the TPG/CPPIB Group.

The transaction committee determined that an appropriate way to balance the countervailing issues of the importance of continuing the strategic review process that was already underway and the risk that the TPG/CPPIB Group would not agree to a transaction if the Company ignored the TPG/CPPIB deadline and did not move more promptly towards execution of an agreement was to require the TPG/CPPIB Group to submit an improved proposal by November 3, 2009, which was the deadline previously communicated to potential interested parties to submit indications of interest to the Company. On the one hand, the transaction committee believed that this date was not set too far in the future to cause the TPG/CPPIB Group to drop its bid despite non-adherence to the October 25 deadline it sought to impose in connection with its proposal, and on the other hand, based on prior feedback received from potentially interested parties, this deadline would allow other potential interested parties to have sufficient time to submit indications of interest to the Company.

The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement concerning the reasons the transaction committee retained Lazard.

On October 30, 2009, the transaction committee retained Lazard for purposes of rendering a fairness opinion to the extent requested by the transaction committee. The transaction committee had discussed the possibility of retaining an independent financial advisor other than Foros to render such an opinion at the October 23, 2009, October 24, 2009, October 27, 2009 and October 28, 2009 meetings of the transaction committee. The transaction committee considered the benefits of retaining another independent financial advisor who would be compensated with a flat fee. After communicating with representatives of Lazard, the transaction committee evaluated Lazard’s qualifications, expertise, experience and prior work with TPG and the parties comprising Bidder B and Bidder C, and determined that an opinion from Lazard would aid the transaction committee in determining the advisability of a potential transaction involving the Company. Accordingly, the transaction committee determined that it was in the best interests of the Company and its stockholders to retain Lazard in the above-referenced capacity.

The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement concerning the determination of the transaction committee that moving forward with the terms contained in the TPG/CPPIB Group’s offer would be in the best interests of the Company’s stockholders.

On November 3, 2009, following the deadline previously communicated to potential interested parties to submit indications of interest to the Company, the transaction committee determined that moving forward with the terms contained in the TPG/CPPIB Group’s offer at a price of $22.00 per share was in the best interests of the Company’s stockholders based on the fact that such a bid compared favorably to the other bids received by the deadline, including with respect to the terms offered, the time each of the bidders other than the TPG/CPPIB Group would require to complete diligence, the likelihood that such bidders would submit a viable proposal with a price higher than the price offered by the TPG/CPPIB Group’s proposal following diligence and the fact that the TPG/CPPIB Group’s proposal continued to include a “go-shop” provision, and the concern that the Company’s negotiating leverage with the TPG/CPPIB Group would weaken with the passage of time. The transaction committee also considered a number of other factors in instructing its advisors to continue negotiations with the TPG/CPPIB Group, including the reputation of the TPG/CPPIB Group, the reputation and involvement of the guarantors, and the transaction committee’s understanding of the Company and its industry. See “Reasons for the Merger; Recommendation of the Board of Directors.”

Opinions of Financial Advisors – Opinion of Foros Securities LLC

The following disclosure supplements the discussion at page 43 of the Definitive Proxy Statement concerning the selected publicly traded companies analysis conducted by Foros.

	Revenue Growth CY2009E - CY2010E	Gross Margin CY2010E	EBITDA Margin CY2010E	EPS Long-Term Growth
Selected Pharmaceutical Services Companies
Mean	7.2%	41.9%	18.2%	14.0%
Median	7.0%	40.0%	18.3%	14.8%
High	19.1%	57.2%	24.7%	21.0%
Low	0.3%	30.4%	12.0%	2.0%
Selected U.S. Pharmaceutical Companies
Mean	2.0%	76.7%	38.5%	4.6%
Median	4.3%	78.5%	35.2%	5.0%
High	6.3%	82.6%	45.7%	7.0%
Low	(6.8)%	71.0%	32.8%	1.0%

	EV / EBITDA		Adj. P/E		Adj. P/E/G
	CY 2009E	CY 2010E	CY 2009E	CY 2010E	CY 2009E	CY 2010E
Selected Pharmaceutical Services Companies
Mean	7.8x	7.0x	16.1x	14.1x	1.1x	1.0x
Median	7.2x	6.8x	15.4x	13.7x	1.2x	1.1x
High	11.2x	9.3x	26.9x	22.1x	1.3x	1.2x
Low	5.6x	5.3x	10.7x	9.6x	0.8x	0.8x
Selected U.S. Pharmaceutical Companies
Mean	6.1x	5.6x	9.8x	9.2x	1.8x	1.7x
Median	5.9x	5.5x	9.4x	9.4x	1.9x	1.8x
High	8.3x	7.8x	12.9x	12.0x	2.1x	1.9x
Low	4.5x	3.4x	7.6x	7.1x	1.5x	1.4x

The following disclosure supplements the discussion at page 44 of the Definitive Proxy Statement concerning the discounted cash flow analysis conducted by Foros.

Foros used the Company forecasts described under “The Merger–Certain Company Forecasts”, or the base case, in performing its discounted cash flow analysis on the Company. Foros reviewed the unlevered free cash flows, or the after-tax EBITDA minus capital expenditures minus changes in working capital, provided in the Company forecasts. Foros derived the discount rate of 11% used in calculating the net present value by taking into account, among other things, the weighted average cost of capital calculation for the Company based in part on the selected publicly traded companies in the pharmaceutical services and pharmaceutical industries. Foros derived unlevered free cash flows for the Company for calendar year 2014 based on the Company forecasts for calendar year 2013 and assuming a constant revenue growth rate, EBITDA margin, EBIT margin and tax rate for the Company.

The following disclosure supplements the discussion at page 45 of the Definitive Proxy Statement concerning the stand-alone case with respect to the illustrative present value of future stock price analysis conducted by Foros.

Foros derived the discount rate of 12.7% used in discounting the implied values per share of the common stock by taking into account, among other things, the weighted average cost of equity capital calculation for the Company.

The following disclosure supplements the discussion at page 46 of the Definitive Proxy Statement concerning the selected transactions analysis.

With respect to each applicable NTM ratio and multiple for the selected transactions, the median of a data set with two data points is calculated as the average of the two data points.

The following disclosure supplements the discussion at page 47 of the Definitive Proxy Statement concerning the premiums paid analysis.

A total of 25 acquisition transactions of United States companies announced since January 1, 2009 with transaction values exceeding $500 million and cash as a portion of the consideration were identified by Foros.

The following disclosure supplements the discussion at page 47 of the Definitive Proxy Statement concerning the illustrative leveraged buyout analysis.

The midpoint of the range of hypothetical financial buyer purchase prices per share of the common stock of $20.00 to $23.00 assumed by Foros is $21.50, the price per share reflected in the TPG/CPPIB Group proposal on October 23, 2009. In its analysis, Foros assumed leverage equal to 5.0x estimated EBITDA for calendar year 2009, based on the expected leverage in the merger. The illustrative leveraged buyout analysis was based on an assumed exit at the end of 2014 and a range of illustrative one year forward exit EBITDA multiples of 7.0x to 9.0x, based on trading multiples of the Company, as well as illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction.

Opinions of Financial Advisors – Opinion of Lazard Frères & Co. LLC

The following disclosure supplements the discussion at page 49 of the Definitive Proxy Statement concerning the company forecasts Lazard reviewed in connection with its opinion.

In connection with its opinion, Lazard reviewed the Company forecasts described under “The Merger—Certain Company Forecasts” (the base case).

The following disclosure supplements the discussion at page 50 of the Definitive Proxy Statement concerning the scope of Lazard’s financial analysis.

Due to the limited comparability of recent business combination transactions to the merger, Lazard performed but did not rely upon a comparable transactions analysis for purposes of its opinion.

The following disclosure supplements the discussion at page 51 of the Definitive Proxy Statement concerning the discounted cash flow analysis Lazard conducted.

The forecasted unlevered free cash flows of the Company for years 2010 through 2013 used by Lazard were $154 million, $247 million, $306 million and $360 million, respectively.

Lazard selected terminal multiples of 6.0x to 8.0x by analyzing selected comparable public companies in three categories: pharmaceutical companies, pharmaceutical services companies and market research and information services companies.

Lazard did not include the weighted average cost of capital of public pharmaceutical companies in its analysis of the weighted average cost of capital of the Company, due to the size and scale of such companies as compared to the Company.

The following disclosure supplements the discussion at page 51 of the Definitive Proxy Statement concerning the public comparable companies analysis Lazard conducted.

In determining which public companies were reasonably comparable to the Company, Lazard considered the related sectors, trends, growth rates and margins of these public companies.

Lazard selected ranges of EBITDA and price per share/EPS reference multiples for this analysis by analyzing selected comparable public companies in three categories: pharmaceutical companies, pharmaceutical services companies and market research and information services companies.

Lazard did not apply a control premium to the multiples observed for each comparable company in its analysis.

Lazard’s analysis indicated the following low and high multiples for the selected comparable companies:

	Low	High	Mean	Median
Enterprise Value to 2009E EBITDA	4.9x	20.0x	8.8x	8.4x
Enterprise Value to 2010E EBITDA	4.9x	15.9x	7.9x	8.1x
Price Per Share to 2010E EPS	6.8x	42.4x	14.1x	11.9x

The following disclosure supplements the discussion at page 52 of the Definitive Proxy Statement concerning the premiums paid analysis Lazard conducted.

In performing its premiums paid analysis, Lazard reviewed premiums paid in 30 U.S. public merger and acquisition transactions since January 1, 2009 with transaction values larger than $500 million, excluding transactions where the consideration was paid solely in stock.

Opinions of Financial Advisors – Opinion of Deutsche Bank Securities Inc.

The following disclosure supplements the discussion at page 56 of the Definitive Proxy Statement concerning the analysis of selected publicly traded companies conducted by Deutsche Bank.

None of the selected companies utilized as a comparison was identical to the Company. Accordingly, Deutsche Bank believed that the selected companies collectively represented the most similar business model to the Company; however, each selected company has different operations and growth expectations. As such, the analysis of the publicly traded selected companies is not simply mathematical.

Deutsche Bank did not apply a control premium to the multiples observed for the comparable companies in its analysis.

Deutsche Bank determined the reference ranges applied in its analysis of selected publicly traded companies based on various factors that it considered appropriate, including but not limited to the growth rate expectations, operations, and customer profiles of the Company compared to the selected companies.

The following disclosure supplements the discussion at page 57 of the Definitive Proxy Statement with respect to the analysis of selected precedent transactions conducted by Deutsche Bank.

In its determination of the estimated Price to NTM EPS to Growth reference range of 1.2x to 2.0x, Deutsche Bank included various factors that it considered appropriate. The Company’s four year EPS Growth and the Company’s 2010E EPS were based on the base case.

In its analysis, Deutsche Bank also derived and compared for the Deutsche Bank selected transactions, a ratio of price to estimated next 12-months earnings, which we refer to as NTM P/E.

The analysis of selected precedent transactions indicated the following:

Selected Transaction Valuation Information

Ratio/Information	High		Low		Mean		Median
NTM P/E	38.6	x	14.4	x	24.7	x	22.3	x
EPS Growth	20.0%		10.4%		15.7%		15.0%
Price to NTM EPS to Growth	2.6	x	1.0	x	1.6	x	1.6	x

In its judgment, Deutsche Bank considered Price to NTM EPS to Growth as the most relevant and meaningful ratio because this ratio, in comparison to other ratios, reflects varying growth rate expectations for the selected transactions.

Because the reasons for, and circumstances surrounding each of the precedent transactions analyzed, including without limitation differing markets, growth expectations and other conditions, were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the companies involved in the Deutsche Bank selected transactions, Deutsche Bank believed that the selected transactions collectively represented the transactions which were most comparable to the merger in the Company’s field of business during the analyzed timeframe.

The following disclosure supplements the discussion at page 58 of the Definitive Proxy Statement with respect to the analysis of present value of hypothetical future stock prices conducted by Deutsche Bank.

In its determination of the Price to Forward EPS reference range of 10.0x to 14.0x, Deutsche Bank included various factors that it considered appropriate.

The following disclosure supplements the discussion at page 58 of the Definitive Proxy Statement with respect to the discounted cash flow analysis conducted by Deutsche Bank.

Deutsche Bank observed that the Price Per Share of the Company’s common stock implied by this analysis ranged with respect to the base case from $19.12 (at the bottom end) to $26.73 (at the upper end). The implied values per share of the Company’s common stock were calculated based on fully diluted shares using the treasury stock method of accounting, which included the Company’s options and stock appreciation rights.

Additional Information and Where to Find it

In connection with the proposed Merger, the Company filed the Definitive Proxy Statement and a form of proxy with the SEC on December 29, 2009 and the Definitive Proxy Statement and a form of proxy were mailed to the stockholders of record of the Company as of December 28, 2009. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The stockholders of the Company will be able to obtain, without charge, a copy of the Definitive Proxy Statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The stockholders of the Company will also be able to obtain, without charge, a copy of the Definitive Proxy Statement and other relevant documents by written or telephonic request directed to IMS Health Incorporated, Attn: Investor Relations, 901 Main Avenue, Norwalk, Connecticut 06851, telephone: (203) 845-5200, on the Investors page of the Company corporate website at www.imshealth.com, or from our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5835 (banks and brokers call collect at (212) 750-5833).

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company with respect to the Merger. Information about the Company directors and executive officers, their ownership of the Company common stock and their interests in the Merger, which may be different than those of the Company stockholders generally, is set forth in the Definitive Proxy Statement and the proxy statement for the 2009 Annual Meeting of Stockholders of the Company, which was filed with the SEC on March 27, 2009.